Exhibit 99

NEWS RELEASE
April 30, 2018

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Manager, Investor Relations	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS FIRST QUARTER 2018 EARNINGS

1Q2018 Net Income of $19.0 Million - Record Quarterly Earnings
Return on Assets of 1.12% and Return on Equity of 12.6%
Good Loan and Deposit Growth; Strong Capital
HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE: HE) today reported net income for the first quarter of 2018 of $19.0 million compared to $16.9 million in the fourth, or linked, quarter of 2017 and $15.8 million in the first quarter of 2017. Key measures of profitability improved, with return on average equity rising to 12.6%, up 1.49% and 1.76% compared to the linked and prior year quarters, respectively.
“Our first quarter results reflect the benefits of our efforts to manage the effects of rising interest rates while we continue to deliver good earning asset growth from our focus on deepening our customer relationships. The bank delivered higher net interest margin, good deposit and loan growth, and - with the bottom line benefits from tax reform - we reported the highest quarterly net income in American’s history," said Richard Wacker, president and chief executive officer. “We continued to deliver well for our customers, the bank, and for shareholders, and our team is committed to continuous improvement.”
The lower federal corporate tax rate from the Tax Cuts and Jobs Act of 2017 reduced tax expense by approximately $3 million in the first quarter of 2018, compared to the linked and first quarter of 2017. During the fourth quarter of 2017, the bank recognized a one-time tax benefit of $1.7 million, which was partially offset by the discretionary award of approximately $1 million in special $1,000 cash bonuses paid to employees in December 2017. Beginning in 2018, American also meaningfully increased wage rates for entry level and lower wage positions, increasing compensation costs in the quarter and for the year.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
April 30, 2018

Financial Highlights
    Net interest income was $58.5 million in the first quarter of 2018 compared to $57.0 million in the linked quarter and $54.8 million in the first quarter of 2017. The increase in net interest income was primarily due to higher yields on earning assets and strong deposit growth that funded earning asset growth in the investment portfolio and retail loan portfolios, which include consumer loans, residential loans and home equity lines of credit. Net interest margin was 3.76% in the first quarter of 2018 compared to 3.68% in both the linked and prior year quarter of 2017.
The provision for loan losses was $3.5 million in the first quarter of 2018 compared to $3.7 million in the linked quarter and $3.9 million in the first quarter of 2017. The net charge-off ratio was 0.28% in the first quarter of 2018 compared to 0.26% in the linked quarter and 0.29% in the prior year quarter. Nonaccrual loans as a percent of total loans receivable held for investment was 0.53% compared to 0.51% in the linked quarter and 0.41% in the prior year quarter.
Noninterest income was $13.4 million in the first quarter of 2018 compared to $15.0 million in the linked quarter and $15.1 million in the first quarter of 2017. The decrease in noninterest income in the first quarter of 2018 compared to the linked quarter and first quarter of 2017 was primarily due to lower net debit card interchange fees of $1.2 million and $0.9 million, respectively, resulting primarily from a reclassification of $1.0 million in expenses relating to a new accounting standard.
Noninterest expense was $43.9 million in the first quarter of 2018 compared to $45.3 million in the linked quarter and $41.9 million in the first quarter of 2017. Noninterest expense in the first quarter of 2018 compared to the linked and prior year quarter includes higher compensation and benefit expense of $0.6 million and $1.4 million, respectively, reflecting a higher minimum wage for employees, along with higher performance-based incentives and annual merit increases, partially offset by the reclassification noted above. As previously mentioned, noninterest expense in the fourth quarter of 2017 was impacted by approximately $1 million in increased compensation for employees through a $1,000 bonus in connection with the enactment of the Tax Cuts and Jobs Act of 2017.
Total loans were $4.7 billion at March 31, 2018, up $71 million or 6.1% annualized, driven mainly by increases in commercial and commercial real estate loans of $63 million compared to December 31, 2017.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
April 30, 2018

Total deposits were $6.1 billion at March 31, 2018, an increase of $188 million or 12.8% annualized from December 31, 2017. Low-cost core deposits increased $178 million or 13.9% annualized from December 31, 2017. The average cost of funds was 0.23% for the first quarter of 2018, up 2 basis points from the linked quarter and up 3 basis points from the prior year quarter.
     Overall, American’s return on average equity was 12.58% in the first quarter of 2018 compared to 11.09% in the fourth quarter of 2017 and 10.82% in the prior year quarter. Return on average assets was 1.12% in the first quarter of 2018 compared to 1.01% in the fourth quarter of 2017 and 0.98% in the same quarter last year. American’s solid results enabled it to pay dividends of $10.9 million to HEI while maintaining healthy capital levels -- leverage ratio of 8.6% and total capital ratio of 14.0% at March 31, 2018.
HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2018 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its first quarter 2018 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the first quarter of 2018.
HEI plans to announce its first quarter 2018 consolidated financial results on Thursday, May 10, 2018 and will conduct a webcast and conference call to discuss its consolidated earnings, including American’s earnings, and 2018 EPS guidance on Thursday, May 10, 2018, at 7:30 a.m. Hawaii time (1:30 p.m. Eastern time).
Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198 or by accessing the webcast on HEI’s website at www.hei.com under the “Investor Relations” section, sub-heading “News and Events.”  HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section.
Accordingly, investors should routinely monitor such portions of HEI’s website at www.hei.com in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
April 30, 2018

Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An on-line replay of the May 10, 2018 webcast will be available on HEI’s website beginning about two hours after the event.  Replays of the conference call will also be available approximately two hours after the event through May 24, 2018 by dialing (877) 344-7529 or (412) 317-0088 and entering passcode: 10119007.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utilities, Hawaiian Electric, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited; provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current, LLC.
FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2017 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI,

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
April 30, 2018

Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended
(in thousands)	March 31, 2018	December 31, 2017	March 31, 2017
Interest and dividend income
Interest and fees on loans	$52,800	$51,986	$50,742
Interest and dividends on investment securities	9,202	8,230	6,980
Total interest and dividend income	62,002	60,216	57,722
Interest expense
Interest on deposit liabilities	2,957	2,802	2,103
Interest on other borrowings	496	386	816
Total interest expense	3,453	3,188	2,919
Net interest income	58,549	57,028	54,803
Provision for loan losses	3,541	3,670	3,907
Net interest income after provision for loan losses	55,008	53,358	50,896
Noninterest income
Fees from other financial services	4,654	5,741	5,610
Fee income on deposit liabilities	5,189	5,678	5,428
Fee income on other financial products	1,654	1,464	1,866
Bank-owned life insurance	871	1,374	983
Mortgage banking income	613	305	789
Other income, net	436	388	458
Total noninterest income	13,417	14,950	15,134
Noninterest expense
Compensation and employee benefits	24,440	23,836	23,042
Occupancy	4,280	4,076	4,154
Data processing	3,464	3,531	3,280
Services	3,047	3,005	2,360
Equipment	1,728	1,899	1,748
Office supplies, printing and postage	1,507	1,676	1,535
Marketing	645	1,211	517
FDIC insurance	713	608	728
Other expense	4,101	5,470	4,506
Total noninterest expense	43,925	45,312	41,870
Income before income taxes	24,500	22,996	24,160
Income taxes	5,540	6,137	8,347
Net income	$18,960	$16,859	$15,813
Comprehensive income	$6,885	$10,245	$16,648
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.12	1.01	0.98
Return on average equity	12.58	11.09	10.82
Return on average tangible common equity	14.57	12.82	12.58
Net interest margin	3.76	3.68	3.68
Efficiency ratio	61.04	62.95	59.87
Net charge-offs to average loans outstanding	0.28	0.26	0.29
As of period end
Nonaccrual loans to loans receivable held for investment	0.53	0.51	0.41
Allowance for loan losses to loans outstanding	1.14	1.15	1.19
Tangible common equity to tangible assets	7.66	7.81	7.78
Tier-1 leverage ratio	8.6	8.6	8.5
Total capital ratio	14.0	14.2	13.6
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$10.9	$9.4	$9.4
The Statements of Income Data reflects the retrospective application of ASU No. 2017-07, “Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which was adopted in first quarter 2018. Nonservice cost was reclassified from “Compensation and employee benefits” to “Other expense.”
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

	March 31, 2018		December 31, 2017
Assets
Cash and due from banks		$123,580		$140,934
Interest-bearing deposits		90,643		93,165
Investment securities
Available-for-sale, at fair value		1,418,490		1,401,198
Held-to-maturity, at amortized cost		43,450		44,515
Stock in Federal Home Loan Bank, at cost		10,158		9,706
Loans held for investment		4,742,024		4,670,768
Allowance for loan losses		(53,895)		(53,637)
Net loans		4,688,129		4,617,131
Loans held for sale, at lower of cost or fair value		7,379		11,250
Other		425,426		398,570
Goodwill		82,190		82,190
Total assets		$6,889,445		$6,798,659
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$1,795,114		$1,760,233
Deposit liabilities–interest-bearing		4,283,953		4,130,364
Other borrowings		100,430		190,859
Other		106,482		110,356
Total liabilities		6,285,979		6,191,812
Common stock		1		1
Additional paid in capital		345,652		345,018
Retained earnings		300,837		292,957
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(28,248)		$(14,951)
Retirement benefit plans	(14,776)	(43,024)	(16,178)	(31,129)
Total shareholder’s equity		603,466		606,847
Total liabilities and shareholder’s equity		$6,889,445		$6,798,659

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

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